Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	John Waelti
Financial Relations Board
312-640-6760
jwaelti@financialrelationsboard.com

COBRA ELECTRONICS REPORTS IMPROVED FOURTH QUARTER RESULTS

Net Income Increase of 100%

Driven By Sales Increase of 5.9% and Benefits of Non-Recurring Events

Annual Cash Dividend Announced

CHICAGO, IL – FEBRUARY 23, 2006 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global manufacturer of mobile communications and navigation products, today announced that its net income increased 100 percent in the fourth quarter of 2005 to $3.7 million. This strong performance was driven by several factors, including a 5.9 percent increase in net sales as compared to the prior year, a net benefit from the termination of the Horizon Navigation development agreement, a gain associated with the payment of a lump-sum settlement of deferred compensation obligations and a lower effective tax rate due to a research and development tax credit and the non-taxable nature of the life insurance proceeds received in the first quarter of this year. Absent the non-recurring events from the current quarter, as well as the tax benefits associated with the non-taxable nature of the life insurance proceeds received in the first quarter, Cobra would have reported an increase in net income for the fourth quarter to $2.3 million from $1.9 million, or an increase of 26.3%.

Cobra also maintained its strong financial position, ending the fourth quarter with no interest-bearing debt. Reflecting this strong performance, the company announced that its Board of Directors has approved an annual cash dividend of $0.16 per share, payable April 28, 2006 to shareholders of record on April 14, 2006.

For the quarter, Cobra reported net income of $3.7 million, or $0.56 per diluted share, compared to net income of $1.9 million, or $0.28 per diluted share, in the fourth quarter of 2004. Sales increased by 5.9 percent, to $46.6 million, from $44.0 million in the prior year’s quarter. Gross margin for the fourth quarter, which benefited from the termination of the Horizon Navigation agreement, was 28.0 percent, compared to 27.5 percent in the fourth quarter of 2004. Selling,

Cobra Fourth Quarter Results – 2

general and administrative expenses increased to $9.8 million, or 21.0 percent of sales, as compared to $9.0 million, or 20.6 percent of sales in the fourth quarter of 2004. Cobra recorded other income of $890,000, including a gain resulting from the lump-sum payment of deferred compensation benefits due to the estate of a former officer of the company and a gain from the repayment of the loan previously made to Horizon Navigation.

“Cobra’s sales increase in the fourth quarter reflected, in part, improved sales of mobile navigation products, including our newest entries in this category, the NAV ONETM 4000 and NAV ONE 4500,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “We have been very pleased with the market’s response to these new products, which have received accolades from the media, our customers and consumers. Our results for the fourth quarter also reflect continued strong performance in radar detection, as new retail distribution opportunities were realized, and Citizens Band radio, as targeted promotional activities increased Cobra’s share of this market. These higher sales were offset, in part, by a decline in two-way radio sales, both domestically and internationally, as competitive pricing pressures intensified. Additionally, international sales of two-way radios as compared to last year reflect, in part, the substantial increase in sales that Cobra experienced last year as a result of the Canadian government’s approval of higher powered radios and the resulting load-in activities.”

In addressing the effects of the non-recurring events that occurred during the quarter, Mr. Bazet added, “As the strategic interests of Cobra and Horizon Navigation diverged, both companies agreed to terminate their development and license agreement. Cobra had previously identified alternative technology platforms for its mobile navigation products, including those that support the current NAV ONE 4000 and NAV ONE 4500 and the forthcoming NAV ONE 2500. To compensate Cobra for the loss of the Horizon Navigation platform for future products, Horizon Navigation refunded to Cobra certain development fees previously paid and released Cobra from the obligation to pay royalties on remaining sales of products using the Horizon Navigation platform. After recognizing the impact of the termination of the development and license agreement on the intangible assets associated with the Horizon Navigation platform, the net benefit was recorded as a reduction of cost of sales.” The termination of the Horizon Navigation relationship and the repayment in full of the loan from Cobra also resulted in a gain, as losses previously recognized under the equity method of accounting were offset. This benefit, as well as the benefit from a lump-sum payment of deferred compensation benefits to the estate of a former Chief Executive Officer of the company, are reflected in other income.

Selling, general and administrative expenses increased to $9.8 million in the fourth quarter from $9.0 million in the prior year. This increase in expenses was driven primarily by an increase in general and administrative expenses associated with the implementation and operation of the company’s new computer systems. Also contributing to the increase in selling, general and administrative expenses were increased compensation expenses and increased fees for outside professionals, including legal fees. These increases were offset, in part, by the capitalization of certain engineering expenses for mobile navigation software development in accordance with FAS 86, as Cobra devoted internal resources to product development and reduced its reliance on third-party contractors to build a stronger proprietary position in this rapidly growing market.

Cobra maintained its strong balance sheet position during the fourth quarter. The company had no interest-bearing debt as of December 31, 2005, the same position as one year earlier, and $6.7

Cobra Fourth Quarter Results – 3

million in cash, as compared to $2.6 million one year earlier. Inventory increased to $21.8 million from $19.6 million the prior year. Accounts receivable at the end of the quarter were $28.7 million, increasing from $27.2 million one year earlier. Net book value per share as of December 31, 2005 increased to $11.13 from $9.33 one year ago.

Cobra also announced that its Board of Directors has declared an annual cash dividend of $0.16 per share, payable on April 28, 2006 to shareholders of record on April 14, 2006. “We believe that our Board’s decision to implement an annual dividend recognizes the tremendous confidence that we have in the future of our company,” said Mr. Bazet. “We are pleased to take this action to contribute to the total return to our shareholders.”

For the year, Cobra reported an 8.3% increase in sales to $133.1 million from $122.9 million in 2004 and an increase in net income to $12.0 million from $2.4 million in the prior year, an increase of over 400%, in part driven by non-recurring events from both the first quarter and the fourth quarter. Absent the non-recurring events noted above, Cobra would have reported net income of $2.5 million, an increase of 6.8% from the prior year.

Mr. Bazet also provided the company’s outlook for 2006, as well as the first quarter. “Cobra is forecasting that both revenue and net income in 2006 will exceed those of 2005, absent the non-recurring events from last year. We are also forecasting increases in both revenue and net income for the first quarter of 2006, again absent one-time events from last year.”

Cobra will be conducting a conference call on February 23, 2006 at 11:00 a.m. EST to discuss fourth quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission for a more detailed discussion of factors that may affect Cobra’s performance.

This release and the financial results attached hereto include “Adjusted Net Income” amounts that are considered “non-GAAP” financial measures” under SEC rules. As required, we have provided a reconciliation of these financial measures. Additional required information is included in the Form 8-K furnished to the SEC in connection with this release.

Cobra Fourth Quarter Results – 4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net sales	$46,610	$44,010	$133,084	$122,877
Cost of sales	33,566	31,901	98,949	90,652

Gross profit	13,044	12,109	34,135	32,225
Selling, general and administrative expenses	9,769	9,049	30,614	28,337

Operating income	3,275	3,060	3,521	3,888
Other income (expense):
Interest expense	(17)	(30)	(89)	(110)
Other, net	890	7	10,151	99

Income before taxes	4,148	3,037	13,583	3,877
Tax provision	435	1,186	1,599	1,496

Net income	$3,713	$1,851	$11,984	$2,381

Net income per common share:
Basic	$0.57	$0.29	$1.86	$0.37
Diluted	$0.56	$0.28	$1.81	$0.36

Weighted average shares outstanding:
Basic	6,458	6,445	6,448	6,439
Diluted	6,689	6,589	6,609	6,603

Cobra Fourth Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2005	December 31, 2004
ASSETS:
Current assets:
Cash	$6,704	$2,600
Accounts receivable, net	28,710	27,181
Inventories, net	21,837	19,551
Other current assets	14,225	11,161

Total current assets	71,476	60,493

Net property, plant and equipment	6,898	6,795

Total other assets	14,548	15,206

Total assets	$92,922	$82,494

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$5,292	$4,785
Accrued liabilities	8,239	8,413

Total current liabilities	13,531	13,198

Non-current liabilities:
Deferred taxes	1,691	3,206
Deferred compensation	5,062	5,564
Other long-term liabilities	386	399

Total non-current liabilities	7,139	9,169

Total shareholders’ equity	72,252	60,127

Total liabilities and shareholders’ equity	$92,922	$82,494

Cobra Fourth Quarter Results – 6

Analysis and Reconciliation of Non-Recurring Events

(Dollars in thousands)

	For the Three Months Ended December 31, 2005	For the Twelve Months Ended December 31, 2005
Income Before Taxes	$4,148	$13,583

Less:
Horizon Net Benefit to Cost of Sales	724	724
Gain on Insurance	0	7,244
Gain on Deferred Comp Payout	299	299
Gain on Sale of Land	0	1,916

Adjusted Income Before Taxes	3,125	3,400
Tax Provision, net of insurance benefit *	788	857

Adjusted Net Income	$2,337	$2,543

Adjusted net income per common share
Basic	$0.36	$0.39
Diluted	$0.35	$0.38
Weighted average shares outstanding
Basic	6,458	6,448
Diluted	6,689	6,609

*	Effective tax rate adjusted for tax benefit received from gain on insurance.

Note: Management believes that the presentation of this analysis of adjusted net income and adjusted earnings per share provides a useful basis for comparison of fourth quarter and annual results to prior periods.